UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 31, 2009
ANIXTER INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	94-1658138
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Commission File Number: 001-10212
2301 Patriot Blvd.
Glenview, Illinois 60026
(224) 521-8000
(Address and telephone number of principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          On July 31, 2009, Anixter International Inc. (the “Company”) amended its $40.0 million (Canadian dollar) Credit Facility. The agreement, dated July 31, 2009, is among Anixter Canada Inc., a subsidiary of the Company’s primary operating subsidiary, Anixter Inc., and The Bank of Nova Scotia. The key change to the credit facility is the adjustment of the ratings based pricing grid such that the all-in drawn cost of borrowings, based on Anixter Inc.’s current credit ratings of BB+/Ba2, is now the Banker Acceptance/Canadian Dollar Offered Rate (“BA/CDOR”) plus 250 basis points (previously 75 basis points). In addition, the Applicable Margin for Canadian Dollar Prime Rate Advances is now 150 basis points (previously 15 basis points)..
          All other material terms and conditions of the credit facility remain unchanged, including the maturity. The amendment to the $40.0 million (Canadian dollar) Credit Facility, dated July 31, 2009, is attached as Exhibit 10.1.
Item 8.01 Other Events.
          On July 31, 2009, Anixter International Inc. (the “Company”) issued a press release that announced a share repurchase program under which the Company may repurchase up to 1 million of its outstanding shares with the exact volume and timing dependent on market conditions. The Company noted that all previously announced share repurchase programs had been completed. The Company currently has approximately 35.6 million shares outstanding. For additional information, reference is made to the Company’s press release, dated July 31, 2009, which is included as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     Exhibits
10.1	Second Amendment to $40.0 million (Canadian dollar) Credit Facility, dated July 31, 2009, among Anixter Canada Inc. and The Bank of Nova Scotia.

99.1	Press Release, dated July 31, 2009, issued by Anixter International Inc.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ANIXTER INTERNATIONAL INC.
August 4, 2009	By:	/s/ Dennis J. Letham
Dennis J. Letham
Executive Vice President - Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amendment to $40.0 million (Canadian dollar) Credit Facility, dated July 31, 2009, among Anixter Canada Inc. and The Bank of Nova Scotia.

99.1	Press Release, dated July 31, 2009, issued by Anixter International Inc.